Exhibit 99.1

           Montpelier Re Reports Net Loss of $78.2 Million for the Third Quarter of 2004

    HAMILTON, Bermuda--(BUSINESS WIRE)--Oct. 27, 2004--Montpelier Re Holdings Ltd. (NYSE:MRH) today reported a net loss of $78.2 million, or $1.26 loss per share, for the three months ended September 30, 2004 and net income of $137.9 million, or $2.03 diluted earnings per share, for the nine months ended September 30, 2004. Net unrealized gains on investments were $18.4 million for the quarter and a loss of $3.0 million for the year to date. The comprehensive loss for the quarter was $59.8 million or $0.96 comprehensive loss per share, while for the nine months ended September 30, 2004, the comprehensive earnings were $134.9 million or $1.98 diluted comprehensive earnings per share.
    Book value per share at September 30, 2004, on a fully converted basis (1), was $25.58, which incorporates the accrual of a $0.34 dividend per share for the quarter. Total return to shareholders (2), incorporating both the change in fully converted book value per share and dividends accrued, was a negative return of 3.3% for the third quarter of 2004 and a positive return of 6.8% for the year to date. Total return to shareholders for the twelve months ended September 30, 2004 was 13.9%. In the third quarter, the Company released $22.7 million of net reserves from prior accident years.
    Anthony Taylor, President and CEO, commented: "Montpelier was tested by an unusually intense wind season this year and came through it with greater confidence than ever that our business plan is a sound one. With our disciplined focus on multi-line property reinsurance, we expect to produce strong returns in the majority of quarters which don't contain major loss events, and to suffer a manageable negative return in the infrequent quarters which see significant claim activity. We anticipate that this approach is likely to produce superior returns for our shareholders over the cycle."
    Anthony Taylor continued: 'Overall property renewal rates in January are expected to be higher than seen in 2004 as a consequence of the four large hurricanes. The largest increases are expected in property catastrophe programs in Florida and the Southeast but modest increases could be experienced over the wider property market in the U.S.. Internationally, property rates are expected to stabilize. As is our stated aim, we will continue to underwrite for the bottom line, not the top line.'
    Kip Oberting, Chief Financial Officer, said: "The expected financial impact of the recent storms remains within the range of $185 million to $235 million previously announced. The third quarter of 2004 saw our capital reduced by $100.8 million. This includes our quarterly dividend of $23.5 million and a share repurchase of $21.9 million. Despite the catastrophes and the return of capital to owners we have more capital now than we did at the start of the year. We have $84.5 million remaining in our original $150.0 million share repurchase authorization and will continue to manage capital to meet the underwriting opportunities available."
    Please refer to the Montpelier Re Financial Supplement, which is posted on the Company's investor information section of its website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.

    (1) Fully converted book value per share is a non-GAAP measure based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding options and warrants of $162.3 million at September 30, 2004 and $168.1 million at December 31, 2003 and September 30, 2003, respectively, divided by the sum of shares, options and warrants outstanding (assuming their exercise) of 71,372,892 shares at September 30, 2004 and 73,261,757 shares at December 31, 2003 and September 30, 2003, respectively. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share.

    (2) Total return to shareholders is a non-GAAP measure. It is the internal rate of return of the increase in fully converted book value from $24.92 at December 31, 2003 to $25.58 at September 30, 2004, including the dividend of $0.34 accrued at March 31, 2004, $0.34 accrued at June 30, 2004 and $0.34 accrued at September 30, 2004. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday October 28 at 10:00 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through November 5, 2004 by dialing 888-286-8010 (toll-free) or 617-801-6888
(international) and entering the pass code: 56182101.

    Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. has financial strength ratings of "A" (Excellent) from A.M. Best Company, "A-" (Strong) from Standard & Poor's and "A3"
(Good) from Moody's Investors Service.

    Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. The Company's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.



                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)



                                                 As at       As at
                                               September    December
                                               30, 2004     31,  2003
                                              -----------  -----------
  Assets

  Investments and cash:
  Fixed maturities, at fair value             $2,277.2    $1,976.2
  Equity investments, at fair value               40.3        37.6
  Other investments, at estimated fair value     109.5        84.3
  Cash and cash equivalents, at fair value       171.6       139.6
                                              ---------   ---------

  Total investments and cash                   2,598.6     2,237.7

  Unearned premium ceded                          39.0         9.9
  Premiums receivable                            255.9       207.9
  Funds withheld                                   4.9         3.7
  Deferred acquisition costs                      70.5        59.8
  Reinsurance recoverable                         55.7         7.7
  Accrued investment income                       21.2        20.7
  Other assets                                     5.0         5.2
                                              ---------   ---------

  Total Assets                                $3,050.8    $2,552.6
                                              =========   =========

  Liabilities

  Loss and loss adjustment expense reserves      573.1       249.8
  Unearned premium                               403.8       318.7
  Reinsurance balances payable                    75.5        24.9
  Investment trades pending                       33.4         0.4
  Debt                                           248.9       248.8
  Accounts payable, accrued expenses and
   other liabilities                              29.1        28.3
  Dividends payable                               23.5        24.0
                                              ---------   ---------

                  Total Liabilities           $1,387.3    $  894.9
                                              ---------   ---------

  Shareholders' Equity
  Common voting shares and additional paid-in
   capital                                     1,106.6     1,130.4
  Accumulated other comprehensive income          50.7        53.7
  Retained earnings                              506.2       473.6
                                              ---------   ---------

                  Total Shareholders' Equity   1,663.5     1,657.7
                                              ---------   ---------

  Total Liabilities and Shareholders' Equity  $3,050.8    $2,552.6
                                              =========   =========


  Common voting shares outstanding (000's)      61,854  sh  63,393  sh
  Common voting and common equivalent shares
   outstanding (000's)                          71,373      73,262

  Book value per share:

                  Basic book value per common
                   voting share               $  26.89    $  26.15
                                              =========   =========
                  Fully converted book value
                   per common voting and
                   common equivalent share    $  25.58    $  24.92
                                              =========   =========





                      MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                        Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2004        2003        2004        2003
                      ----------- ----------- ----------- ------------

 Revenues:

   Gross premiums
    written               $184.5      $146.0      $728.1      $ 706.6
   Reinsurance
    premiums ceded         (13.6)        1.7       (77.7)       (39.9)
                      ----------- ----------- ----------- ------------
   Net premiums
    written                170.9       147.7       650.4        666.7
   Change in net
    unearned premiums       39.1        15.2       (56.0)      (144.7)
                      ----------- ----------- ----------- ------------
   Net premiums
    earned                 210.0       162.9       594.4        522.0
   Net investment
    income                  18.0        12.3        49.6         35.7
   Net realized gains
    (losses) on
    investments              2.0        (3.0)        5.2          6.3
   Net foreign
    exchange gains           1.2         2.1         1.2          1.9
                      ----------- ----------- ----------- ------------

     Total Revenues        231.2       174.3       650.4        565.9

 Expenses:

   Loss and loss
    adjustment
    expenses               263.4        35.1       349.9        112.9
   Acquisition costs        32.6        32.3       112.1        107.2
   General and
    administrative
    expenses                 8.9        12.8        37.4         32.9
   Financing expense         4.3         3.0        12.9          5.5
                      ----------- ----------- ----------- ------------

     Total Expenses        309.2        83.2       512.3        258.5

   Income (loss)
    before taxes           (78.0)       91.1       138.1        307.4

   Income tax expense        0.2         0.1         0.2          0.1

                      ----------- ----------- ----------- ------------
 Net income (loss)        $(78.2)     $ 91.0      $137.9      $ 307.3
                      ----------- ----------- ----------- ------------

   Other comprehensive
    income (loss)
    items                   18.4         3.1        (3.0)         6.5

                      ----------- ----------- ----------- ------------
 Comprehensive income
  (loss)                  $(59.8)     $ 94.1      $134.9      $ 313.8
                      =========== =========== =========== ============


 Earnings (loss) per
  share:

   Basic earnings
    (loss) per share      $(1.26)     $ 1.44      $ 2.19      $  4.85
   Diluted earnings
    (loss) per share      $(1.26)     $ 1.34      $ 2.03      $  4.58

   Basic comprehensive
    earnings (loss)
    per share             $(0.96)     $ 1.48      $ 2.15      $  4.95
   Diluted
    comprehensive
    earnings (loss)
    per share             $(0.96)     $ 1.39      $ 1.98      $  4.67

 Insurance ratios:

   Loss ratio              125.5%       21.5%       58.8%        21.6%
   Expense ratio            19.7%       27.7%       25.2%        26.8%
   Combined ratio          145.2%       49.2%       84.0%        48.4%

    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             Keil Gunther, 441-297-9570